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                                                                    EXHIBIT 10.6


                         EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), dated as of the 12th day of August, 2004, is entered into by and between MatchNet PLC, an English company (the "Company"), with its registered office at 73 Abbey Road, London NW8 OAE, and David Siminoff, an individual, residing at 27866 Via Corita Way, Los Altos Hills, CA 94022 (the "Executive").

RECITALS:

         A. Whereas the Company and the Executive have previously entered into a letter agreement dated 17 February, 2004, setting forth the terms for Executive's service as a member of the Company Board of Directors (the "Directorship Agreement").

         B. Whereas the Company wishes to employ Executive as Chief Executive Officer of the Company effective as of the date of this Agreement, and Executive is willing to serve in such capacity under the terms of this Agreement.

In consideration of the promises and respective covenants and agreements of the parties herein contained, and intending to be legally bound, the parties hereto agree as follows:

1. EMPLOYMENT. The Company and Executive hereby agree that Executive will be employed by the Company on the terms set forth in this Agreement.

2. TERM. The employment of Executive by the Company under this Agreement will commence on the date of this Agreement and shall continue until terminated as set forth in Section 6 of this Agreement.

3. POSITION AND DUTIES. Executive shall serve as Chief Executive Officer of the Company and shall have such responsibilities and authority commensurate with such position as may from time to time be assigned to Executive by the Board of Directors of the Company. Executive shall devote substantially all his working time and efforts to the business and affairs of the Company.

4.       DIRECTORSHIP AGREEMENT.

         4.1 Executive shall continue to serve as a Director for the Company while acting as Chief Executive Officer. The Company's Board of Directors shall determine the Board committee appointments that are appropriate for Executive in his capacity as a Board member. Effective as of the date of this Agreement, Executive shall no longer be compensated under the Directorship Agreement for services as a Board member or for attendance at Board or Committee meetings.

         4.2 Executive shall retain all stock options awarded to Executive as contemplated in the Directorship Agreement which have vested as of the date hereof, 25,000 shares ("Directorship Option Shares"), and such Directorship Option Shares shall be exercisable on the terms set forth in the Option Agreement relating thereto ("Existing Option Agreement").


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         4.3 The Directorship Agreement shall terminate on the date this
Agreement becomes effective, and the Existing Option Agreement shall be modified as set forth below.

5.       COMPENSATION AND RELATED MATTERS.

         5.1 SALARY: The Company shall pay to Executive a salary at a rate of not less than US $480,000 per annum, which rate may be increased from time to time in accordance with normal business practices of the Company.

         5.2 STOCK OPTIONS. The Company shall grant Executive a stock option to purchase up to 1,250,000 of the Company's ordinary shares (the "Option Shares"). The exercise price per share will be E3.11. Option Shares shall vest over a four-year period beginning on the date of this Agreement. Twelve and one half percent (12.5%) of the total number of Option Shares (156,250 Option Shares) will vest on each of those dates that are six months and twelve months from the date of this Agreement. Twenty five percent (25%) of the total number of Option Shares (312,500 Option Shares) will vest on each date which is 24, 36 and 48 months after the date of this Agreement. If Company terminates this Agreement without cause under Section 6.1 below or if Executive terminates this Agreement for Good Reason under Section 6.4 below, vesting shall be accelerated for a portion of the unvested Option Shares, as more fully provided in Section 6.6 below. Vesting of all unvested Option Shares shall also be accelerated if Executive's employment with the Company terminates within six months following a "Change of Control Event", which accelerated vesting shall occur on the same basis as applies to the Directorship Option Shares under the Existing Option Agreement. Except as provided in the two prior sentences, no additional Option Shares shall vest following the termination of this Agreement. The grant of the Option Shares shall be documented in an Option Agreement in substantially the same form as the Existing Option Agreement except that the Option Agreement shall refer to Executive's position as an employee of the Company and shall include the provisions described in this Section 5.2.

         5.3 TEMPORARY LIVING EXPENSES; TRAVEL EXPENSES. For a period of six months commencing on the date of this Agreement, the Company shall pay to Executive (a) the sum of Three Thousand Dollars per month to be used by Executive to cover rent and other living expenses for accommodations in or around Los Angeles, California and (b) an amount sufficient for Executive to travel once a week on a commercial round-trip flight between Los Angeles and the San Francisco Bay Area. If Company determines that it is required to withhold and pay employment taxes on some or all of the amounts payable to Executive under this Section 5.3, the Company shall pay an additional amount to Executive so that the net after tax amount available for Executive's accommodations and travel shall be the amounts required by the terms of this Section.

         5.4 VACATION. In addition to legal holidays observed by the Company, Executive shall be entitled to 20 days of paid vacation per year, which vacation days shall accrue and be useable by Executive in accordance with the Company's standard vacation policies. Upon termination of employment unused vacation days will be paid in accordance with the requirements of California law.



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         5.5 EXPENSES. During the term of Executive's employment hereunder,
Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request or and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

         5.6 HEALTH AND OTHER BENEFITS. The Company shall keep in full force and effect, and Executive shall be entitled to participate in all of the Company's executive benefit plans or arrangements, including (without limitation) health insurance, bonus pools, stock options and stock ownership programs. The Company shall not make any changes in such plans and arrangements which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executives of the Company.

6.       TERMINATION:

         6.1 TERMINATION WITHOUT CAUSE. Either party may terminate this Agreement without cause by giving to the other party thirty (30) days written notice.

         6.2 TERMINATION UPON DEATH OR DISABILITY. Executive's employment hereunder shall terminate upon his death. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of three consecutive months, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such six-month period), Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder.

         6.3 TERMINATION BY COMPANY FOR CAUSE. The Company may terminate this Agreement "For Cause" at any time. For purposes of this Agreement "Cause" shall mean and include: (i) a material misappropriation of any monies or assets or properties of the Company, (ii) a material breach by the Executive of the terms of this Agreement that has not been cured within thirty (30) days after written notice to the Executive of such breach, (iii) the conviction of, or plea of guilty or nolo contendere, by the Executive to a felony or to any criminal offense involving the Executive's moral turpitude or (iv) gross negligence or willful misconduct of the Executive in connection with the material duties required by this Agreement.

         6.4 TERMINATION BY EXECUTIVE FOR GOOD REASON. The Executive may terminate this Agreement for "Good Reason" at any time. Good Reason shall include (a) any material adverse change by Company in Executive's title, position, authority or reporting relationships with Company, (b) Company's requirement that Executive relocate to a location in excess of fifty (50) miles from Company's current office location or from any future office location acceptable to Executive; or (c) any material breach by Company of this Agreement which is not cured within thirty (30) days of written notice thereof by Executive to Company.



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         6.5 SEVERANCE PAY. If Company terminates this Agreement without cause under Section 6.1 or if Executive terminates this Agreement for Good Reason under Section 6.4, Executive shall be entitled to receive Severance Pay from Company for a period of nine months following termination. The amount of Severance Pay to be paid to Executive each month shall be equal to Executive's monthly salary under Section 5.1 at the time the Agreement is terminated, less applicable payroll tax withholding. Severance pay shall be due and payable regardless of whether or not Executive becomes employed during such eighteen month period.

         6.6 ACCELERATED VESTING OF OPTION SHARES. If prior to that date which is six months from the date of this Agreement the Company terminates this Agreement without Cause under Section 6.1 or if Executive terminates this Agreement for Good Reason under Section 6.4 and at such time any of the Option Shares have not yet vested, fifteen percent (15%) of all unvested Option Shares (187,500 Option Shares) shall immediately vest and become exercisable. If on or after that date which is six months from the date of this Agreement Company terminates this Agreement without Cause under Section 6.1 or if Executive terminates this Agreement for Good Reason under Section 6.4 and at such time any of the Option Shares have not yet vested, thirty percent (30%) of all unvested Option Shares shall immediately vest and become exercisable.

         6.7 RETURN OF COMPANY PROPERTY FOLLOWING TERMINATION. Upon termination for whatever reason, the Executive shall return all books, documents, papers, materials and any other property, including any Company vehicles (including the documentation pertaining thereto) which relates to the business of the Company (or any subsidiary, affiliated, or holding companies) which may be in the Executive's possession or under the Executive's power or control.

7. NON-COMPETITION. As consideration for the Company to enter into this Agreement, the Executive shall not during the term of this Agreement, for whatever reason, directly or indirectly, either as principal, agent, employee, employer, partner or in any other capacity, solicit or serve any customer of the Company, or engage in any business, which is substantially the same, or similar business as the Company, nor shall the Executive seek to entice away or disaffect any other employee of the Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not in limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with him.

8. CONFIDENTIALITY. Executive acknowledges that, in and as a result of his employment hereunder he will be making use of, acquiring and/or adding to confidential information of special and unique nature and value relating to such matters as the Company's trade secrets, systems, procedures, manuals, confidential reports and lists of clients, as well as the nature and type of services rendered by the Company and the equipment and methods used by the Company. As a material inducement to the Company to enter into this Agreement, Executive covenants and agrees that he shall not, at any time during or following the term of his employment hereunder, directly or indirectly divulge or disclose, for any purpose whatsoever other than as reasonably necessary to perform his employment duties, any of such confidential information which has been obtained by or disclosed to him as a result of his employment by the



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Company. In the event of a breach or threatened breach by Executive of any of the provisions of this paragraph, the Company, in addition to and not limitation of any rights, remedies or damages available to the Company at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Executive, or by Executive's partners, agents, representatives, servants, employers, Executive and/or any and all persons directly or indirectly acting for or with him.

9. INDEMNIFICATION; INSURANCE. To the fullest extent permitted by the Company's charter documents and applicable law, the Company agrees to defend and indemnify Executive and hold Executive harmless against any liability that Executive incur within the scope of his service as an officer and director of the Company. The Company agrees to use its best efforts to purchase and maintain adequate Directors' and Officers' liability insurance from a reputable and financially sound insurer with coverage limits of not less than Fifteen Million ($15,000,000) and with provisions that will provide coverage for Executive as a director and officer as well as coverage as a former director and officer following any termination of this Agreement.

10. NOTICE. For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by registered mail, return receipt requested, postage prepaid, addressed as set forth above, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.      MISCELLANEOUS.

         11.1 The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

         11.2 Sections 7 and 8 of this Agreement shall remain in full force and effect and shall survive the termination of this Agreement.

         11.3 In any action undertaken to enforce the terms of this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for such prevailing party's reasonable attorneys' fees and expenses, including the costs of enforcing a judgment.

12. VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.



MatchNet PLC

By: /s/Joe Shapira                              /s/ David Siminoff
    --------------------------------            --------------------------------
    Name:                                       David Siminoff
        ----------------------------
    Title:
          --------------------------



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